Exhibit 99.1

           Atlantic Coast Federal Corporation to Align Its
                    Banking Operations by Market;
                    Makes Management Appointments

    WAYCROSS, Ga.--(BUSINESS WIRE)--Dec. 6, 2006--Robert J. Larison, President and Chief Executive Officer of Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced that the Bank will organize its operations into state markets to enhance its focus on the two key regions it serves.

    The Bank's five branch locations in Waycross, Douglas and Garden City (suburban Savannah) will now be organized as the Georgia market. Tricia H. Echols, currently Vice President of Central Lending, has been named Market President for Georgia. Similarly, the Bank's seven branches in the metropolitan Jacksonville area and one in Lake City will comprise the Florida market going forward, to be headed by Market President Carl W. Insel. Insel was formerly Executive Vice President of the Bank.

    In connection with this new organization structure, the Bank also has created the new position of Chief Operating Officer and has named Thomas B. Wagers to this post. Wagers is currently Vice President of Finance for the Bank.

    Commenting on the announcements, Larison said, "As we continue to develop a roadmap for continued growth, involving new marketing and service initiatives, we recognize that our organizational structure also must change to support this and better enable our Bank to capitalize on the opportunities ahead. By implementing a market-focused management team, we can tailor our efforts to these very different regions. Likewise, by separating some of the administrative and operational functions from the retail side of the Bank, resting those responsibilities under our new Chief Operating Officer, we can enhance the service and support we provide to our bankers and lenders - and ultimately our customers.

    "It is gratifying that our Bank's expansion has provided these new opportunities in our management team for individual growth and development," Larison continued. "I am pleased to recognize the hard work and reward the commitment of Tricia, Carl and Tom. Their records of accomplishment reflect the strong, positive leadership that will continue to bolster Atlantic Coast's growth and profitability."

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Bank, with approximately $793 million in assets as of September 30, 2006, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a growing presence in the Jacksonville metropolitan area. Atlantic Coast Bank expects to open an additional branch in St. Johns County, Florida, in the coming year.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376